Exhibit 99.1

Tri-S Security Announces Results

For the 3rd Quarter Ended September 30, 2006

Including 148% Year over Year Revenue Growth

ATLANTA – Thursday, November 9, 2006 – Tri-S Security Corp. (NASDAQ: TRIS), a provider of security services and equipment for government and private entities, today announced its results of operations for the third quarter ended September 30, 2006.

During the third quarter of 2006, revenue for Tri-S Security grew 13% to $20 million from $17.7 million in the second quarter of 2006. The revenue increase was the result of internal growth at both of the Tri-S Security’s wholly-owned subsidiaries, The Cornwall Group, Inc. (“Cornwall”) and Paragon Systems, Inc. (“Paragon”). During 2006, these subsidiaries obtained new contracts and delivered increased services resulting in the strong revenue growth during the quarter of 2006. As a result of Tri-S Security’s acquisition of Cornwall in the fourth quarter of 2005 and Tri-S Security’s organic growth, revenue grew to $11.9 million, or 148%, compared to revenue for the third quarter of 2005.

During the first nine months of 2006, Paragon and Southeastern Paragon, a joint venture formed by Paragon and Southeastern Protective Services, Inc., each obtained three new contracts. These six new contacts, all of which are managed by Paragon, commenced operations during the end of the second quarter of 2006 and the beginning of the third quarter of 2006. These new contracts and the new contracts obtained by Cornwall during the third quarter of 2006 are responsible for driving the revenue growth at Tri-S Security.

The gross profit for the third quarter was $1.8 million, which was consistent with the gross profit from the second quarter of 2006 and was a 388% increase from the $371,000 gross profit from the third quarter of 2005. Selling, General and Administrative costs were $2.9 million in the third quarter of 2006 compared to $2.8 million in the second quarter of 2006. The operating loss for the third quarter of 2006 was $1.3 million, which was consistent with the operating loss for the second quarter of

$1.2 million. EBITDA, as adjusted (as defined below), was a loss of approximately $527,000 for the third quarter compared to a loss of $328,000 for the second quarter of 2006. During the second quarter of 2006, Tri-S Security recorded a gain on the sale of a non-core asset of $1.9 million. This gain reduced the Company’s net loss to $59,000 for the second quarter of 2006. During the third quarter of 2006, the net loss was $814,000.

Net interest expense decreased to $441,000 in the third quarter of 2006 compared to $707,000 in the second quarter 2006. The decline in the interest expense resulted primarily from the $12 million reduction of debt accomplished in the second quarter of 2006.

“Our efforts to grow our business by gaining new contracts throughout 2006 to date have led to this successful third quarter. I am pleased with our top line growth of $2.3 million, or 13%, during this quarter,” said Ronald Farrell, CEO, Tri-S Security Corp. “Our accomplishments this year including the reduction of debt on our balance sheet, the building of our contract pipeline and the contract wins at Paragon and Cornwall have improved the overall operating performance of our business. Moving forward, we plan to continue this strong momentum and growth as aggressively as we have during the first nine months of 2006.”

The conference call will take place at 10:00 a.m. EST on Thursday, November 9, 2006. Anyone interested in participating should call 1-888-200-4941 if calling within the United States or 1-973-935-8768 if calling internationally approximately five to ten minutes prior to 10:00 a.m. Participants should ask for the Tri-S Security Q3 Financial Results conference call. A playback will be available until midnight November 16, 2006. To listen to the playback, please call 1-877-519-4471 if calling within the United States or 1-973-341-3080 if calling internationally. Please use the pass code 8068671 for replay.

This call is being webcast by ViaVid Broadcasting and can be accessed at Tri-S Security’s website under the Investors page at http://www.trissecurity.com. The webcast may also be accessed at ViaVid’s website at http://www.viavid.net. The webcast can be accessed through November 24, 2006 on either site. To access the webcast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player, please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp

About Tri-S Security Corp.

Based in Atlanta, GA, Tri-S Security Corp. (NASDAQ: TRIS) is a provider of security services and equipment for government and private entities. Security services include uniformed guards, electronic monitoring systems, personnel protection, access control, crowd control and the prevention of sabotage, terrorist and criminal activities. As a leading aggregator of elite security companies, Tri-S Security is designed to build a strong enterprise in which to service a unique customer base that ensures America’s safety at home and work. Tri-S Security assumes responsibility for the marketing, infrastructure and overall operational performance for its subsidiaries. Tri-S Security’s management leverages highly trained government officers, experienced industry leaders, proven financial executives and infrastructure experts to consolidate the fragmented security industry into one efficient and effective security force.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Federal securities laws. Forward-looking statements are commonly identified by such terms and phrases as “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “projects” and other terms with similar meaning indicating potential impact on our business. Although we believe that the assumptions upon which such forward looking statements are based are reasonable, we can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from our projections and expectations are disclosed in our filings with the Securities and Exchange Commission, including the “Risk Factors” sections set forth in our Annual Report on Form 10-K for the year ended December 31, 2005, and in our Quarterly Reports on Form 10Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to their underlying assumptions. We do not undertake to publicly update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise. You may obtain and review our filings with the Securities and Exchange Commissions by visiting http://www.sec.gov.

Tri-S Security Corporation and Subsidiaries

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended December 31, 2005	Three Months Ended March 31, 2006	Three Months Ended June 30, 2006	Three Months Ended September 30, 2006
Revenues	$18,198	$17,373	$17,704	$19,984

Cost of revenues:
Direct labor	11,665	10,571	11,144	12,523
Indirect labor and contract related costs	4,752	4,391	4,342	5,243
Amortization of customer contracts	402	412	412	409

	16,819	15,374	15,898	18,175

Gross profit	1,379	1,999	1,806	1,809

Selling, general and administrative	3,376	2,990	2,798	2,907
Amortization of intangible assets	279	231	232	233

	3,655	3,221	3,030	3,140

Operating income (loss)	(2,276)	(1,222)	(1,224)	(1,331)

Income from investment in Army Fleet Support, LLC	326	276	108	—

Other income (expense):
Interest income	9	7	1	1
Interest expense	(840)	(1,702)	(633)	(367)
Interest on preferred stock	(75)	(75)	(75)	(75)
Gain on sale of Assets	—	—	1,903	478
Other Misc Inc/(Loss)	(266)	84	—	292

	(1,172)	(1,686)	1,196	329

Income (loss) before income taxes	(3,122)	(2,632)	80	(1,002)

Income tax expense (benefit)	(1,199)	(983)	139	(188)

Net income (loss)	$(1,923)	$(1,649)	$(59)	$(814)

Basic and diluted net income (loss) per common share	$(0.58)	$(0.49)	$(0.02)	$(0.23)
Basic and diluted weighted average number of common shares	3,324	3,349	3,410	3,486

Tri-S Security Corporation and Subsidiary

Statements of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended September 30, 2006	Three Months Ended September 30, 2005	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Revenues	$19,984	$8,063	$55,061	$23,787

Cost of revenues:
Direct labor	12,523	4,403	34,238	12,741
Indirect labor and other contract support costs	5,243	3,196	13,976	9,299
Amortization of customer contracts	409	93	1,233	275

	18,175	7,692	49,447	22,315

Gross profit	1,809	371	5,614	1,472

Selling, general and administrative	2,907	1,286	8,695	2,757
Amortization of intangible assets	233	—	696	—

	3,140	1,286	9,391	2,757

Operating income (loss)	(1,331)	(915)	(3,777)	(1,285)

Income from investment in Army Fleet Support, LLC	—	403	384	1,451

Other income (expense):
Interest income	1	14	9	35
Interest expense	(367)	(120)	(2,702)	(543)
Interest on series C redeemable preferred stock	(75)	(75)	(225)	(225)
Gain on sale of Assets	478	—	2,381	—
Other income	292	—	376	—

	329	(181)	(161)	(733)

Loss before income taxes	(1,002)	(693)	(3,554)	(567)

Income tax benefit	(188)	(263)	(1,032)	(215)

Net loss	$(814)	$(430)	$(2,522)	$(352)

	-6.5%
Basic and diluted net income (loss) per common share	$(0.23)	$(0.13)	$(0.74)	$(0.11)
Basic weighted average number of common shares	3,486	3,324	3,415	3,236
Diluted weighted average number of common shares	3,486	3,324	3,415	3,236

Tri-S Security Corporation and Subsidiary

Balance Sheets

Unaudited

(In thousands, except per share data)

	September 30, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$160	$463
Trade accounts receivable, net	10,267	10,988
Income taxes receivable	—	20
Prepaid expenses and other assets	1,065	1,084

Total current assets	11,492	12,555

Property and equipment, less accumulated depreciation	655	1,467
Investment in joint venture	—	8,698
Goodwill	16,075	15,615
Intangibles
Customer contracts	4,670	5,990
Deferred loan costs	1,307	1,756
Other	1,059	1,264

Total assets	$35,258	$47,345

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Trade accounts payable	$948	$1,199
Accrued interest expense	325	100
Accrued expenses	4,795	5,690
Factoring facility	3,671	7,191
Income taxes payable	2,092	—
Series C preferred stock subject to mandatory redemption	6,000	—
Term loans	—	275

Total current liabilities	17,831	14,455

Other liabilities:
10% convertible notes	7,227	6,300
Deferred income taxes	1,713	5,069
Term loans	—	4,817
Long term debt	292	270
Series C preferred stock subject to mandatory redemption	—	6,000

	9,232	22,456

Total liabilities	27,063	36,911

Stockholders' equity (deficit):
Common stock, $0.001 par value, 25,000,000 shares	3	3
authorized, 3,448,704 and 3,338,700 shares issued and outstanding at June 30, 2006 and December 31, 2005, respectively
Additional paid-in capital	14,032	13,749
Retained deficit	(5,840)	(3,318)

Total stockholders' equity	8,195	10,434

Total liabilities and stockholders' equity	$35,258	$47,345

Tri-S Security Corporation and Subsidiary

Statements of Cash Flows

Unaudited

(In thousands)

	Nine Months Ended September 30, 2006	Nine Months Ended September 30, 2005
Cash flow from operating activities:
Net income (loss)	$(2,522)	$(352)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
(Gain) on sale of non-core assets	(2,381)	—
(Income) Loss from Investment in Joint Venture	(384)	(1,451)
Depreciation and amortization	2,187	481
Deferred income tax benefits	(3,356)	(1,028)
Common shares issued in exchange for services and interest	44	95
Non-cash employee stock option expense	300	—
Non-cash interest expense	830	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	760	(168)
Prepaid expenses and other assets	60	(272)
Trade accounts payable	(251)	117
Accrued liabilities	(1,292)	236
Income taxes payable	2,350	—

Net cash provided (used) by operating activities	(3,655)	(2,342)

Cash flow from investing activities:
Proceeds from sale of Assets	11,418	—
Distributions form joint venture	175	1,092
Proceeds from sale of property and equipment	693	10
Purchase of property and equipment	(177)	(44)

Net cash provided (used) by investing activities	12,109	1,058

Cash flow from financing activities:
Repayments of factoring facility	(3,520)	—
Repayments of term loans	(5,092)	—
Deferred financing costs	(43)	—
Proceeds from exercise of stock options	9	—
Proceeds from initial public offering	—	11,079
Repayments of short-term notes	—	(9,125)
Repayments of capital lease obligations	—	(69)
Deferred initial public offering costs	(111)	(245)
Proceeds from issuance warrants	—	289
Proceeds (repayments) of notes payable	—	1,919
Deferred financing costs	—	(447)

Net cash provided (used) by financing activities	(8,757)	3,401

Net increase (decrease) in cash and cash equivalents	(303)	2,117
Cash and cash equivalents at beginning of period	463	313

Cash and cash equivalents at end of period	$160	$2,430

Supplemental disclosures of cash flow information:
Interest paid	$1,873	$1,307
Income taxes paid	$19	$323

Definitions of Non-GAAP Financial Information

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the security services industry for comparability purposes.

In this release, we use the Non-GAAP financial measure, EBITDA, as adjusted. EBITDA, as adjusted, is calculated as earnings before interest; taxes; depreciation and amortization; income from joint venture, net; non-cash stock-based compensation; and other income/expense. A reconciliation of EBITDA, as adjusted to net loss for the three month periods ended June 30, 2005 and September 30, 2006 is attached to this press release.

	Three Months Ended March 31, 2006	Three Months Ended June 30, 2006	Three Months Ended September 30, 2006
Net Loss	$(1,265)	$(107)	$(814)

Adjustments:
Income tax expense (benefit)	(747)	109	(188)
Interest income	—	(1)	(1)
Interest expense	1,075	711	367
Interest on preferred stock subject to mandatory redemption	75	75	75
Gain on sale of assets	—	(1,903)	(478)
Other income/(expense)	(84)	—	(292)
Income from investment in Army Fleet Support, LLC	(276)	(108)	—
Amortization of intangible assets	231	232	233
Amortization of customer contracts	412	412	409
Depreciation	87	84	86
Non-cash stock based compensation	55	168	76

EBITDA, as adjusted	$(437)	$(328)	$(527)

###

Media Contact:

Tri-S Security Corp.

Ginger Lightburn, 678-808-1542

gingerlightburn@trissecurity.com

Or

Investors:

Alliance Advisors, LLC

Alan Sheinwald, 914-244-0062

asheinwald@allianceadvisors.net